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                                                                   EXHIBIT 10.4.


                             LEASE MASTER AGREEMENT

       THIS LEASE MASTER AGREEMENT (the "AGREEMENT") is made as of this 20th day of June, 1997, by and among Innkeepers Summerfield General, L.P., a Virginia limited partnership ("General"), Innkeepers Summerfield Mt. Laurel, L.P., a Virginia limited partnership, and Innkeepers Sunrise Tinton Falls, L.P., a Virginia limited partnership (collectively, the "Partnerships"), and Summerfield Suites Lease Company, L.P., a Kansas limited partnership ("Lessee"), recites and provides as follows:

       A. The Partnerships have acquired interests in the hotels identified on Exhibit A (the "INITIAL HOTELS").

       B. Simultaneously with the execution of this Agreement, the Partnerships have leased the Initial Hotels to the Lessee pursuant to separate Percentage Leases (defined herein) and, hereafter, the Partnerships or their Affiliates may from time to time lease additional hotels to the Lessee or its Affiliates (defined herein). It is a condition to the execution and delivery of the Percentage Leases for the Initial Hotels and the Additional Hotels that the parties have entered into this Agreement.

       C. The parties hereto desire to enter into this Agreement to set forth certain agreements relating to the matters set forth herein.

       NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth in this Section or in the Section indicated. Unless the context otherwise requires, (a) all capitalized terms not otherwise defined herein shall have the meanings set forth in the Percentage Leases (as defined in Section 2), (b) references to the singular shall include the plural and vice versa, (c) references to gender shall include all genders, (d) references to designated "Sections" or other subdivisions are references to the designated Sections or other subdivisions of this Agreement, (e) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP (as defined below) and (f) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

       "ADDITIONAL HOTELS" - shall mean the hotels (if any) other than the Initial Hotels that have been or, as of any pertinent date, are then-currently leased by the Partnerships or their Affiliates to the Lessee or its Affiliates pursuant to Percentage Leases.

       "AFFILIATE" - shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any other person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person


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or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other legal entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

       "APPROVED FINANCIAL INSTITUTION" - shall mean (a) any U.S. commercial bank which is FDIC insured and has a consolidated new worth, as of any pertinent date under the terms of this Agreement of not less than $250,000,000 and is otherwise reasonably satisfactory to the Partnerships or (b) another substantial U.S. financial institution that is satisfactory to the Partnerships.

       "CASH" - shall mean cash or other immediately available funds.

       "CASH EQUIVALENTS" - shall mean (a) any debt instrument with a term of up to 12 months that is issued by, or backed by the full faith and credit of, the United States, (b) any certificate of deposit with a term of up to 12 months that is issued by an issuer that, on the date of issuance and on each date of any renewal or reissuance thereof, is an Approved Financial Institution, and which instrument and any applicable assignment thereof is in form and substance satisfactory to the Partnerships, (c) any irrevocable, "clean" letter of credit issued by an issuer that, on the date of issuance and on each date of any renewal of issuance thereof, is an Approved Financial Institution, and which instrument is in form and substance satisfactory to the Partnerships and (iv) a repurchase agreement with a term of up to 90 days that is binding upon an Approved Financial Institution, and which agreement is in form and substance satisfactory to the Partnerships.

       "COMMON SHARES" - means the common shares of beneficial interest, $.01 par value per share, of the REIT.

       "CURRENT MARKET VALUE" - shall mean, as of any pertinent date: (a) as to Cash and Cash Equivalents, the face amount thereof; (b) as to a Unit, the closing price, as set forth below, of the Common Shares, and as to Common Shares, the closing price of such shares, as reported in The Wall Street Journal for the trade date next preceding such pertinent date; and (c) as to Other Marketable Securities, the closing price of such securities, as reported in The Wall Street Journal for the trade date next preceding such pertinent date. Notwithstanding the foregoing, in no event shall the Current Market Value of a Unit be less than $15.00.


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

       "DETERMINATION" - shall mean a written determination of the Net Worth of the Lessee), such determination to be made by the Lessee when required hereunder or at any other such times as the Lessee may elect, accompanied by a certificate of an officer of the Lessee, delivered to the Partnerships and not objected to by the Partnerships in writing within five business days of its receipt thereof. The Lessee shall deliver a proposed Determination to the Partnerships (1) on (and as of) the date on which the Lessee proposes to make any distribution or payment; (2) within 45 days following the end of each calendar quarter with respect to the preceding calendar quarter and (3) within ten business days of any written request to do so from the Partnerships, which request may be made at any time, but not more frequently than once in any 30-day period and in no event sooner than 30 days following the most recent Determination by the Lessee.

       "FORM PERCENTAGE LEASE" -- shall have the meaning set forth in Section 2.

       "FRANCHISOR" means Summerfield Suites Management Company, L.P.

       "GAAP" - shall mean, as of any pertinent date, those generally accepted United States accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to fairly present the financial condition, results of operations and changes in financial position of any person. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

       "HOTELS" - shall mean, as of any pertinent date or for any pertinent period, those Initial Hotels and those Additional Hotels, if any, which are then currently leased by the Partnerships or any Affiliate to the Lessee or an affiliate of the Lessee.

       "INITIAL HOTELS" - shall have the meaning set forth in the Recitals.

       "LESSEE" - shall have the meaning set forth in the Preamble.

       "LESSEE CAPITAL" - shall have the meaning set forth in Section 4(b).

       "LESSOR" - shall have the meaning set forth in the Preamble.

       "MANAGER" - shall mean Summerfield Suites Management Company, L.P., a Kansas limited partnership.

       "MANAGEMENT AGREEMENTS" - shall mean those agreements between the Lessee and Manager in connection with the day-to-day operation of the Hotels.



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       "MINIMUM DISTRIBUTION THRESHOLD" - shall mean, (i) for 1997, Net Worth equal to $2,561,000, (ii) as of any pertinent date after 1997, Net Worth equal to 17.5% of the aggregate Rent paid under the Percentage Leases during the preceding calendar year (but not to exceed $5 million), and (iii) as of any pertinent date on or after the consummation of a Transfer (as defined in Section
9), Net Worth of a Transferee shall not be less than the amount set forth in
Section 9(a)(iii)(D).

       "NET WORTH" - shall mean the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, and other items treated as intangibles in accordance with GAAP; (b) all deferred charges that are not required to be capitalized in accordance with GAAP or unamortized debt discounts and expense; (c) treasury stock; (d) securities which are not readily marketable (other than Units); (e) any write-up in the book value of any asset resulting from a revaluation thereof, other than as recognized pursuant to the terms of this Agreement; and (f) the Percentage Leases. All Units and Other Marketable Securities will be valued at their Current Market Value and the Current Market Value thereof will be adjusted only on the date of a Determination.

       "OBLIGATIONS" - shall have the meaning set forth in Section 4(a).

       "OTHER MARKETABLE SECURITIES" - shall mean Cash Equivalents and securities (including, without limitation, Common Shares) listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NASDAQ Stock Market's National Market System.

       "PERCENTAGE LEASE" - shall have the meaning set forth in Section 2.

       "PARTNER" - shall mean each person who owns an interest in the profits, losses and distributions from the Lessee.

       "PLEDGE AGREEMENT" - shall have the meaning set forth in Section 4(a).

       "REIT" - shall mean Innkeepers USA Trust, a Maryland real estate investment trust.

       "UNITS" - shall mean common units of limited partnership interest in the Partnerships.

       "UNIT COLLATERAL" - shall have the meaning set forth in Section 4(a).

       2. Leasing of the Hotels. Simultaneously with entering into this Agreement, the Partnerships and the Lessee have entered into individual leases each substantially in the form attached hereto as Exhibit B (the "Form Percentage Lease") for each of the Initial Hotels at the



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Base Rent and Percentage Rent specified on Exhibit C attached hereto. The
Partnerships (or the Affiliates) and the Lessee shall also utilize the Form Percentage Lease for any Additional Hotels leased by the Partnerships or their Affiliates to the Lessee or an Affiliate of the Lessee and in good faith shall negotiate the Rent payable under any such lease. Leases for the Initial Hotels and any Additional Hotels are hereinafter referred to individually as a "Percentage Lease" and collectively as "Percentage Leases." To the extent that any provision of the Percentage Leases is inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

       3.     COLLATERAL.

              (a) To secure payment and performance of the Lessee's obligations hereunder and under the Percentage Leases (the "Obligations"), the Lessee will secure the Obligations, in part, pursuant to a pledge to the Partnerships of 79,051 Units (the "Unit Collateral"), pursuant to the pledge agreement (the "Pledge Agreement") in the form attached hereto as Exhibit C.

              (b) Notwithstanding the foregoing, if a Transfer (as defined in Section 9) permitted under Section 9 or otherwise consented to by the Partnerships occurs, as a condition to such Transfer the Transferee shall pledge or cause to be pledged Cash, Cash Equivalents, Units or Other Marketable Securities to secure the payment and performance of the Obligations by the Transferee, which pledge shall be a condition to any such Transfer and shall be pursuant to an agreement substantially similar to the Pledge Agreement except that Units pledged by the Transferee shall not be deemed to have a minimum value. To the extent items other than Units are pledged, the Pledge Agreement shall be modified accordingly in a manner which provides the Partnerships with a substantially equivalent measure of security and collateral with respect to such items other than Units as the Pledge Agreement provides with respect to Units. The Current Market Value of Cash, Cash Equivalents, Units, or Other Marketable Securities at the time of such pledge shall be an amount equal to forty percent (40%) of the aggregate Rent budgeted to be paid under all Percentage Leases then in effect in the twelve month period following the Transfer, as reflected in budgets prepared and delivered under such Percentage Leases. Upon a Transfer, the Lessee will use its best efforts to cause the ultimate parent of the Transferee, if any, to execute and deliver to the Partnerships an unconditional guarantee, in form and substance reasonably satisfactory to the Partnership, of the Transferee's obligations under the Percentage Leases and this Agreement.

       4. MINIMUM NET WORTH REQUIREMENT; LIMITATION ON DISTRIBUTIONS AND OTHER PAYMENTS.

              (a) The Lessee shall maintain its Net Worth in an amount at least equal to the Minimum Distribution Threshold. The Lessee shall not be obligated to determine Net Worth other than upon the date of a Determination. If, upon a Determination of Net Worth, the Net Worth of the Lessee is less than the Minimum Distribution Threshold, then the Lessee shall



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cause the Partners to contribute to the Lessee, within 30 days after the date of such Determination, additional Cash, Common Shares, Units or Other Marketable Securities with a Current Market Value (as of the date of such contribution) at least equal to such deficiency in Net Worth of the Lessee.

              (b) Subject to the immediately succeeding sentence, no distributions (other than distributions in the form of equity interests in the Lessee) shall, for any period, be declared, paid or set apart for payment on any equity interest in the Lessee (the "Lessee's Capital"), and no Lessee Capital shall be redeemed, purchased or otherwise acquired by the Lessee for any consideration (except by conversion into or exchange for other equity interests in the Lessee), unless (i) after giving effect to such proposed distribution, the Net Worth of the Lessee equals or exceeds the Minimum Distribution Threshold and (ii) no uncured Event of Default exists under this Agreement or any Percentage Lease.

              (c) Except for distributions to Partners permitted under clause
(b), the Lessee shall not make, directly or indirectly, any payments (for services or otherwise) to Affiliates of the Lessee unless after giving effect to such proposed payment, the Net Worth of the Lessee equals or exceeds the Minimum Distribution Threshold.

       5. DEBT TO NET WORTH RATIO. The Lessee shall at all times during the term hereof maintain a ratio of total debt to Net Worth of less than or equal to 50%, exclusive of capitalized leases.

       6. NON-COMPETE. Throughout the term of the Percentage Lease, neither Lessee nor any Affiliate of Lessee shall develop, build, own, lease, operate, manage, franchise or have any interest in (i) any Summerfield Suites hotel that is located within a five (5) mile radius of any Initial Hotel or Additional Hotel that is a Summerfield Suites hotel or (ii) a Sierra Suites hotel that is within a five (5) mile radius of any Initial Hotel or Additional Hotel that is a Sierra Suites hotel, other than pursuant to a Percentage Lease. Lessee agrees to notify the Partnerships, from time to time at the request of the Partnerships, of the location of any hotel or motel property Lessee or any Affiliate owns, leases, operates, manages or has an interest in. The Partnerships agrees to notify Lessee, from time to time at the request of Lessee, of the location of any hotel or motel property in which Partnerships or an Affiliate of Partnerships has an interest.

       7. DEFAULT. A default by the Lessee shall exist under this Agreement if the Lessee shall fail to observe or perform any of its obligations under this Agreement and such failure shall continue for a period of 20 days after notice from the Partnerships to the Lessee.

       8.     FINANCINGS. Lessee agrees that if requested by the Partnerships:

              (a) it will cooperate, and will cause any New Lessees (defined below) to cooperate, in good faith to promptly form one or more new entities which are wholly-owned by



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such lessee and/or the general partner and/or the parent of the general partnership of such lessee (each, a "New Lessee"), to serve as the lessee for one or more Hotels designated by the Partnerships, and will assign to the New Lessee, and cause the New Lessee to assume, the Percentage Leases with respect to such Hotels, except with respect to obligations accrued through the date of such assignment assumption. Notwithstanding the foregoing, Lessee shall not be obligated hereunder to form, in addition to a separate lessee for the Tinton Falls Sunrise Suites hotel, more than two (2) New Lessees for the Initial Hotels.

              (b) Lessee and any New Lessee will (a) include in its and/or its general partner's organizational documents, or promptly amend its and/or its general partner's existing organizational documents to include, provisions sufficient to qualify such entity as a single-purpose, bankruptcy-remote entity (or a similar entity), as determined by the Partnerships' lender with reference to rating agency requirements, (b) operate in accordance with such provisions so as to qualify as such a single purpose, bankruptcy-remote entity and (iii) reasonably cooperate with the Partnerships, and the Partnerships' lender in connection with the foregoing, and with the Partnerships' counsel, including with respect to such counsel's opinion regarding the bankruptcy- remoteness and/or non-consolidation of the Lessee or New Lessee and/or its general partner with any other persons or entities and other customary matters. The Partnerships will pay Lessee's reasonable out-of-pocket costs in organizing the New Lessees.

       9.     TRANSFERS.

              (a) Lessee represents that on the Closing Date, the owners of the Lessee are as described on Exhibit D (the "Lessee Owners"). Lessee shall not permit any merger, sale of its stock or sale, transfer or conveyance of all or substantially all of the assets of the Lessee (a "Transfer") if, as a result thereof, the Lessee or the surviving entity would cease to be controlled by the Lessee Owners without (i) at least 30 days' prior written notice to the Partnerships describing in reasonable detail the proposed transaction and (ii) the Partnerships' prior written consent. Failure of the Partnerships to respond within 30 days of receipt of notice of a proposed Transfer shall be deemed consent to such transfer. Notwithstanding the foregoing, the Partnerships shall consent to the Transfer if (i) the party proposed to acquire control of the Lessee or its assets (the "Transferee") obtains the approval of the Franchisors to serve as franchise licensee for the Hotels and, if applicable, of liquor licensing authorities for the Hotels, (ii) the Transferee assumes, pursuant to an assumption document reasonably satisfactory to the Partnerships, all of the obligations and covenants of the Lessee under the Percentage Leases and this Agreement including, without limitation, the increased pledge requirement described in Section 4(d) and the modified rights and obligations described in
Section 3.7(g) of the Percentage Leases, (iii) the Transferee (A) is an established national hotel management company having a good reputation in the industry as reasonably determined by the Partnerships; (B) is operating prior to such acquisition at least fifty (50) fully operating hotels in the United States containing an aggregate of not less than seven thousand five hundred (7,500) keys, (C) hires as non-temporary employees in similar positions substantially of all of the corporate sales and



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marketing personnel, regional managers, general managers and other hotel level employees of the Lessee and/or Summerfield Suites Management Company, L.P. and their Affiliates after its acquisition of such assets or interest, and (D) has a Net Worth of not less than $25,000,000, and (iv) the proposed Transfer includes the transfer of not less than all of the Percentage Leases to the Transferee and prior to any transaction otherwise permissible under the preceding sentence, the Lessee and the Transferee shall acknowledge and agree in writing with the Partnerships with respect to the restrictions on transfer set forth herein and shall agree that no further Transfer may be made by such Transferee except pursuant to the provisions of this Section.

              (b) On the Closing Date, the owners of Manager are as described on Exhibit E hereto (the "Manager Owners"). Anything herein or in the Percentage Leases to the contrary notwithstanding, so long as any Management Agreement is in effect, Lessee shall not permit any merger, sale of all of the stock of Manager or sale, transfer or conveyance of all or substantially all of the assets of Manager which, as a result thereof, Manager would cease to be controlled by the Manager Owners, or any assignment or transfer of any Management agreement (a "Manager Transfer") without the prior written consent of the Partnerships. Notwithstanding the foregoing, the Partnerships shall consent to the Manager Transfer if the party proposed to acquire control of Manager or its assets meets the requirements described in Section 9(a)(i)-(iii) above (as they would relate to the Manager and the Management Agreements) and the proposed Manager Transfer includes the transfer of not less than all of the Management Agreements. Failure of the Partnerships to respond to a request for consent within 30 days of such request shall be deemed an affirmative consent to the transfer.


       10.    SIERRA SUITES.

              (a) For so long as there are twenty-five (25) or fewer Sierra Suites hotels open and operating, if (i) Franchisor sells the Sierra Suites brand to a third-party and such third-party proposes to change the trade name "Sierra Suites" or (ii) a "Transfer" or "Manager Transfer" as defined in Sections 9(a) and 9(b) occurs, the Partnerships may terminate the Percentage Leases for all (but not less than all) of the Sierra Suites hotels then-owned by the Partnerships (the "Sierra Suites Hotels") without fee, cost or penalty to the Partnerships. Such right shall continue to apply when there are more than twenty-five (25) Sierra Suites hotels open and operating if the Partnerships have not received cumulative lease payments under the Percentage Leases for the Sierra Suites Hotels equal to a cumulative annual rate of twelve percent (12%) of the sum of the aggregate purchase prices paid by the Partnerships for the Sierra Suites Hotels plus amounts expended with respect to such Sierra Suites Hotels under Article XXXVIII of such Percentage Leases, until such time as the Partnerships have received such a 12% cumulative annual return. Franchisor shall provide the Partnerships with written notice of the intended transfer not less than 45 days prior to the proposed closing and shall promptly respond to any inquiry of a Partnership. The Partnerships shall have 30 days to affirmatively elect to terminate the Percentage Leases, by



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written notice thereof. Failure to send a notice of termination shall constitute a waiver of such right.

              (b) If the Partnerships elect to terminate the Percentage Leases for the Sierra Suites Hotels pursuant to Section 10(a), Lessee shall have the right to purchase all but not less than all the Sierra Suites Hotels from the Partnerships for a purchase price equal to the greater of (i) an amount determined for each Sierra Suites Hotel by dividing (A) the budgeted operating income of the hotel, less an assumed 3% management fee but without deduction for
(1) reserves or (2) payments of rent under the Percentage Lease, as set forth in the annual operating budget prepared pursuant to the Percentage Lease for the twelve month period following the date of purchase and sale by (b) .12, or (ii) the sum of (A) the purchase price paid by the Partnerships for such Sierra Suites Hotel plus (B) amounts expended under the Capital Budgets under the Percentage Lease plus (C) an annual return of 12% on the sum of (A) and (B) above (pro rated for any partial period) which return includes any rent payments received by the Partnerships pursuant to the Percentage Lease for the Sierra Suites Hotel.

       11. OTHER BUSINESS ACTIVITIES. During the terms of the Percentage Leases, the Lessee shall not engage in or incur any expenses or liabilities related to any business or activity, other than leasing hotels owned by the Partnerships, their Affiliates, or any permitted transferee of the Hotels.

       12.    LOCK BOX.

              (a) The Partnerships shall establish an account with an administrative agent (the "Lock-Box Account") into which (i) Lessee shall deposit each month one-twelfth (1/12) of the annual amount budgeted in the Annual Budget (as defined in the Lease for insurance premiums payable under the insurance policies required by the Lease payable in any Lease Year and (ii) the Partnerships shall deposit each month the amounts required to be made available by the Partnerships pursuant to Article XXXVIII of the Lease.

              (b) Amounts required to be deposited into the Lock-Box Account (I) in the month prior to the month in which any such expenses are payable to pay such costs (including any lump-sum payments due in respect of insurance premiums) and (ii) to cover the amounts required to be on deposit for the ensuing month. The Lessee shall, on or before the 20th day of each month, deliver to the administrative agent the bills relating to insurance which are to be paid in the next succeeding month. Lessee shall, promptly after receiving notice from the administrative agent, deposit an amount equal to the shortfall if the amounts in the Lock-Box Account (insurance subaccount) are not sufficient to pay the total of the insurance bills.

              (c) The Partnerships and Lessee shall enter into an agreement (the "Lock-Box Agreement") with an agent to administer the account in a form usual and customary for such accounts, including normal and customary for such accounts, including normal and customary



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indemnity and exculpation provisions for the benefit of the administrative agent. The administrative agent shall have the sole right to make withdrawals from the Lock-Box Account. The parties shall agree on the investments into which the administrative agent may direct the funds in the Lock-Box Account, which shall be normal and customary liquid investments as further defined in the Lock-Box Agreement. Lessee shall grant to the Lessor a possessory lien upon and security interest in all of the Lessee's rights in and to the Lock-Box Account, including earnings from permitted investments, to secure Lessee's obligations under the Lease. The administrative agent shall disburse the funds on deposit in the Carrying Cost Sub Account on or before any applicable penalty or termination date.

              (d) The parties agree to modify the provisions of this Section 12 or enter into additional or different customary lock-box arrangement as reasonably required by any lender to the Partnerships or its Affiliates.


       13. LESSEE'S REPRESENTATIONS AND WARRANTIES. The Lessee hereby makes the following representations, warranties and covenants to the Partnership:

              (a) Organization and Power. The Lessee is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Kansas and has all requisite power and all governmental licenses, authorizations, consents and approvals, except where the failure to have such governmental licenses, authorizations, consents and approvals would not have a material adverse effect on the business or financial condition of Lessee, to carry on its business as now conducted and to enter into and perform its obligations hereunder and under the Percentage Leases.

              (b) Authorization and Execution. Each of this Agreement, the Percentage Leases, the Agreement on Franchise Related Matters of even date herewith (the "Agreement on Franchise Related Matters") among the Partnerships, Lessee and Summerfield Suites Management Company, L.P. and the Pledge Agreement has been duly authorized by all necessary action on the part of the Lessee, has been duly executed and delivered by the Lessee, constitutes the valid and binding agreement of the Lessee and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. There is no other person or entity whose consent is required in connection with the Lessee's performance of its obligations hereunder or under the Percentage Leases.

              (c) Noncontravention. The execution and delivery of, and the performance by the Lessee of its obligations under, this Agreement, the Percentage Leases, the Agreement on Franchise Related Matters and the Pledge Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the organizational documents of the Lessee or any agreement, judgment, injunction, order, decree or other



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instrument binding upon the Lessee or result in the creation or any lien or other encumbrance on any asset of Lessee.

              (d) Compliance with Laws. The Lessee possesses all authorizations necessary to conduct its business as contemplated by this Agreement or the Percentage Leases, except where the failure to have such authorizations would not have a material adverse effect on the business or assets of Lessee and each such authorization is valid and in full force and effect.

              (e) Litigation. There is no action, suit or proceeding pending or known to be threatened against or affecting the Lessee in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement, the Percentage Leases, the Agreement on Franchise Related Matters or the Pledge Agreement or any other material agreement or instrument to which the Lessee is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Lessee, or (c) could materially and adversely affect the ability of the Lessee to perform its obligations hereunder or under the Percentage Leases, or under any document to be delivered pursuant hereto.

              (f) Labor Disputes and Agreements. There are no labor disputes pending or, to Lessee's knowledge, threatened as to the operation or maintenance of the Hotels or any part thereof. Neither Lessee nor any agent of Lessee is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Hotels.

       14.    MISCELLANEOUS.

              (a) Modification, Amendments and Waivers. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless the same is in writing signed by all parties to this Agreement.

              (b) Notices. All notices and other communications pursuant to this Agreement shall be in writing and delivered as provided in the Form Percentage Lease.

              (c) Assignment. This Agreement may not be assigned by the Lessee except pursuant to the terms hereof.

              (d) Successors and Assigns. The provisions of this Agreement shall be binding upon the parties hereto and all of their permitted successors and assigns and inure to the benefit of the parties hereto and their permitted successors and assigns.

              (e) Termination. This Agreement shall terminate at such time as all of the Percentage Leases have terminated ; provided, however, that at such time as the Affiliate or the Hotel properties of which it is the owner cease to be owned, directly or indirectly, 100% by Innkeepers USA Limited Partnership, then this Agreement shall be amended and modified solely as to such property or such Affiliate, as the case may be, by the following provisions:

              1. The rights, benefits, and remedies of this Agreement may be extended to a transferee of a Hotel, or of an Affiliate in the limited manner provided herein if the Hotel is leased or remains leased to Lessee or an Affiliate of Lessee (a "Transferee Hotel"); the transferee consents to the terms of the Lease for the Hotel and any related Agreements or documents (including the Franchise Agreement and Lease Master Agreement to which the transferor and (a) Franchisee or (b) Franchisor were parties relating to the Hotel; and the transferee executes an Adoption and Addendum Agreement (a "Permitted Transferee").

              2. By executing the Adoption and Addendum Agreement, the Permitted Transferee shall become a party to this Agreement for the limited purpose of enforcing the provisions of Sections 4, 5, 6 (as modified by subsection (D) below), 7, 8, 11 and 14(l) (as modified by subsection (E) below) solely with respect to each Transferee Hotel owned or controlled by the Permitted Transferee and for no other purpose. All other rights granted the Partnerships under this Agreement are expressly retained by the Partnerships and may not be exercised by the Permitted Transferee.

              3. With respect to the provisions of Sections 4 and 5, not withstanding that a Permitted Transferee is granted the rights therein, the provisions related to Net Worth, Limitations on Distributions and Debt to Net Worth Ratio shall be determined on an aggregate basis for all Lessors collectively; and Lessee shall not be obligated to establish separate or segregated assets, liabilities or net worth for the benefit of any single Lessor or group of Lessors.

              4. With respect to the provisions of Section 6, the 5-mile radius for the non- competition provisions shall be reduced to 3 miles.

              5. Paragraph 14 (l) shall be modified to provide that it shall not apply to the Permitted Transferee in the exercise of the rights granted in B above, as to the Transferee Hotel.

              6. The representations contained in Section 13 shall be made to the Permitted Transferee, as of the date of this Agreement.

              (f) Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to conflicts of laws.

              (g) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

              (h) Affiliates of the Partnerships. Any currently existing or future Affiliate of the Partnerships that is or in the future may be a lessor under a Percentage Lease shall become a party to this Agreement, entitled to the same rights, benefits and remedies to which the Partnerships are entitled hereunder by execution of an addendum to this Agreement in the form of Annex A hereto. Upon the request of the Partnerships, Lessee agrees to execute any documents, instruments or amendments hereto reasonably requested by the Partnerships to further evidence any such Affiliate's rights, benefits and remedies hereunder.

              (i) Entire Agreement. This Agreement (including exhibits hereto) constitutes the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments by or among the parties except as expressly set forth herein.

              (j) Further Assurances. From time to time, as when requested by a party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to further or better evidence the agreements herein.

              (k) Interpretation. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof .

              (l) Joint Exercise. This Agreement provides the Partnerships certain rights, benefits and remedies. These rights, benefits, and remedies, may be exercised, availed of, or otherwise performed jointly by the Partnerships and any Affiliates who subsequently become a party hereto, and not singly or separately by any one or more but less than all of them. The REIT is hereby designated and appointed the representative of the Partnerships, each of their Affiliates, and any permitted transferees, and the Lessee shall be permitted to rely upon any written or oral communication or notification from the REIT, as being from all of the Partnerships, Affiliates, and permitted transferees acting jointly. Any notice required to be given hereunder shall be given to the REIT as representative for all of the Partnerships, Affiliates and permitted transferees.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               PARTNERSHIPS:

                               INNKEEPERS SUMMERFIELD GENERAL,
                               L.P., a Virginia limited partnership


                               By:  Innkeepers Financial Corporation IV, a
                                    Virginia corporation, its general partner


                                    By: /s/ Mark Murphy
                                       ---------------------------------------
                                       Name: Mark A. Murphy
                                            ----------------------------------
                                       Title: Vice President
                                             ---------------------------------

                               INNKEEPERS SUMMERFIELD MT.
                               LAUREL, L.P., a Virginia limited partnership

                               By:  Innkeepers Financial Corporation IV, a
                                    Virginia corporation, its general partner


                                    By: /s/ Mark Murphy
                                       ---------------------------------------
                                       Name: Mark A. Murphy
                                            ----------------------------------
                                       Title: Vice President
                                             ---------------------------------


                               INNKEEPERS SUNRISE TINTON FALLS,
                               L.P., a Virginia limited partnership

                               By:  Innkeepers Financial Corporation IV, a
                                    Virginia corporation, its general partner


                                    By: /s/ Mark Murphy
                                       ---------------------------------------
                                       Name: Mark A. Murphy
                                            ----------------------------------
                                       Title: President
                                             ---------------------------------

                               LESSEE:

                               SUMMERFIELD SUITES LEASE COMPANY,
                               L.P., a Kansas limited partnership

                               By:  Summerfield Suites Lease Corporation, a
                                    Kansas corporation, its general partner


                                    By: /s/ John Morse
                                       ----------------------------------------
                                       Name: John R. Morse
                                            -----------------------------------
                                       Title: Senior Vice President &
                                              General Counsel
                                             ----------------------------------























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